Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumberland Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164376 on Form S-8 and No. 333-221402 on Form S-3 of Cumberland Pharmaceuticals Inc. of our report dated March 10, 2017, with respect to the consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the year ended December 31, 2016, and related financial statement schedule, which report appears in the December 31, 2018 annual report on Form 10-K of Cumberland Pharmaceuticals Inc.

/s/ KPMG LLP
Nashville, Tennessee
March 11, 2019